Exhibit 10.7
CONFIDENTIAL TREATMENT REQUESTED BY CHIME FINANCIAL, INC.
PURSUANT TO 17 C.F.R. SECTION 200.83
CHIME FINANCIAL, INC.
OFFICER SEVERANCE PLAN
SECTION 1
PURPOSE OF THE PLAN
This Officer Severance Plan of Chime Financial, Inc. (this “Plan”), as approved by the People, Culture and Compensation Committee (the “Committee”) of the Board of Directors of Chime Financial, Inc., is effective as of March 10, 2022 (the “Effective Date”). This Plan explains whether an employee is eligible to receive severance benefits hereunder, and if so, how benefits shall be calculated and paid.
The purpose of this Plan is to provide financial assistance to employees whose termination is described within the terms and conditions of this Plan. The benefits of this Plan are designed to help terminated Participants (as defined below) economically during the period immediately following termination. It is not intended to imply that severance benefits will be offered to any employee whose employment is terminated by voluntary resignation without Good Reason (as defined below), for Cause (as defined below) or for any other circumstance of termination other than as specifically described herein.
The adoption and continuation of this Plan are voluntary on the part of the Company and are not intended to create any contract of employment. This Plan shall continue in effect until terminated by the Committee pursuant to the terms and conditions of Section 6.
SECTION 2
DEFINITIONS
As used in this Plan, the following terms, when capitalized, shall have the meanings given below:
2.1    “2012 Plan” means the Company’s 2012 Stock Option and Grant Plan, as amended from time to time, or any successor plan.
2.2    “Accrued Obligations” has the meaning set forth in Section 4.1(a)(i).
2.3    “Affiliated Entity” means any entity controlled by, controlling or under common control with the Company.
2.4    “Annual Base Salary” means the Participant’s annualized base salary on the Date of Termination without regard to commissions, overtime or bonus (disregarding any reduction giving rise to a claim for Good Reason).
2.5    “Cause” means the Participant’s (a) dishonest statements or acts with respect to the Company or any Affiliated Entity, or any current or prospective customers, suppliers, vendors or other third parties with which the Company or an Affiliated Entity does business in connection with or related to their relationship or business with the Company or an Affiliated Entity, (b) commission of a felony or the commission, attempted commission, or participation in

CONFIDENTIAL TREATMENT REQUESTED BY CHIME FINANCIAL, INC.
PURSUANT TO 17 C.F.R. SECTION 200.83
an act of fraud, deceit, or dishonesty against the Company, (c) failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company for reasons other than death or Disability, which failure continues, in the reasonable judgment of the Company, after written notice is given to the Participant by the Company, (d) gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliated Entity, (e) material violation of or noncompliance with any Company policy, including its code of conduct or ethics, (f) material violation of any provision of any agreement(s) between the Participant and the Company or any Affiliated Entity relating to noncompetition, nonsolicitation, nondisclosure, assignment of inventions and/or similar covenants or obligations, (g) any other act that, as determined by the Company, either results in, or is reasonably expected to result in, a material adverse effect on the reputation or business of the Company or its Affiliated Entities or (h) failure to cooperate in good faith with a governmental or internal investigation of the Company, any Affiliated Entity, or any of their respective directors, officers or employees, if the Company or the Affiliated Entity has requested the Participant’s cooperation. The determination of whether a termination of a Participant has been for “Cause” or other than for “Cause” shall be made by the Plan Administrator in its sole discretion.
2.6    “Change in Control” has the meaning set forth in the Change in Control Severance Plan.
2.7    “Change in Control Severance Plan” means the Chime Financial, Inc. Change in Control Severance Plan, as in effect from time to time.
2.8    “COBRA” has the meaning set forth in Section 4.1.
2.9    “COBRA Multiple” means the COBRA Multiple set forth in Annex A that is applicable to the Participant’s Tier as set forth in the Participation Notice.
2.10    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
2.11    “Committee” has the meaning set forth in Section 1.
2.12    “Company” means Chime Financial, Inc. and any successor(s) thereto or, if applicable, the ultimate parent of any such successor.
2.13    “Comparable Employment” has the meaning set forth in Section 3.3.
2.14    “Date of Termination” means the date on which the Participant experiences a “separation from service” within the meaning of Section 409A of the Code.
2.15    “Delayed Payment Date” has the meaning set forth in Section 9.3.
2.16    “Disability” means the absence of the Participant from his or her duties with the Company on a full-time basis for one hundred and eighty (180) consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant’s legal representative.

CONFIDENTIAL TREATMENT REQUESTED BY CHIME FINANCIAL, INC.
PURSUANT TO 17 C.F.R. SECTION 200.83
2.17    “Effective Date” has the meaning set forth in Section 1.
2.18    “ERISA” has the meaning set forth in Section 7.3.
2.19    “Good Reason” means the occurrence of any of the following, without the Participant’s prior written consent:
(a)    In the case of a Participant in Tier I or Tier II of this Plan, a material reduction in such Participant’s overall duties or responsibilities; provided, however, that a change in the Participant’s position (including title) to a position (including a position with a different title) with duties commensurate and not inconsistent with the Participant’s education and professional experience will not be considered a material reduction in the Participant’s overall duties or responsibilities;
(b)    Any reduction in the Participant’s Annual Base Salary, except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees of the Company; or
(c)    Any requirement by the Company that the Participant perform his or her in-person services primarily at a Company office location that increases the Participant’s one-way commute by more than fifty (50) miles based on the Participant’s primary residence immediately prior to the date that the Participant became a Participant in this Plan or any material modification to the Participant’s flexible hybrid work arrangement, involving both off-site services and in-person services at the Company’s offices, as such arrangement, if any, existed immediately prior to the date that the Participant became a Participant in this Plan (provided, however, that a modification of the Participant’s flexible hybrid work arrangement implemented in response to the COVID-19 pandemic, including the Participant being required to return to in-person services in the Company’s offices, will not constitute “Good Reason” if such modification is applied on a substantially uniform basis to similarly situated employees).
In order to invoke a termination for Good Reason, the Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (a) through (c) within ninety (90) days of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Participant’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within thirty (30) days from the earlier of (i) the end of the Cure Period, or (ii) the date the Company provides written notice to the Participant that it does not intend to cure such condition.
2.20    “Other Benefits” has the meaning set forth in Section 4.1.
2.21    “Participant” means each employee of the Company or an Affiliated Entity who is designated by the Committee in writing as a Participant pursuant to a Participation Notice.

CONFIDENTIAL TREATMENT REQUESTED BY CHIME FINANCIAL, INC.
PURSUANT TO 17 C.F.R. SECTION 200.83
2.22    “Participation Notice” means a written notice, substantially in the form attached hereto as Exhibit A, indicating that the employee identified therein has been designated as a Participant and specifying such employee’s level of participation in this Plan.
2.23    “Plan” has the meaning set forth in Section 1.
2.24    “Plan Administrator” has the meaning set forth in Section 7.1.
2.25    “Qualifying Termination” means a termination of a Participant’s employment by the Participant for Good Reason or by the Company other than for Cause, death or Disability, in each case other than during the period following a Change in Control in which the Participant is eligible for benefits under the Change in Control Severance Plan.
2.26    “Release” has the meaning set forth in Section 3.4.
2.27    “Release Requirement” has the meaning set forth in Section 3.4.
2.28    “Severance Multiple” means the Severance Multiple set forth in Annex A that is applicable to the Participant’s Tier as set forth in the Participant’s Participation Notice.
2.29    “Tier” means the designated level of the Participant’s participation in this Plan, as set forth in the Participant’s Participation Notice.
2.30    “WARN” has the meaning set forth in Section 5.1.
SECTION 3
PARTICIPATION
3.1    Eligibility. This Plan shall apply to each Participant. The designation of an employee as a Participant may be revoked, or the level of participation be decreased, by the Committee on not less than twelve (12) months’ prior written notice to the Participant.
3.2    Qualifying Termination. Subject to Sections 3.3 and 3.4, if a Participant experiences a Qualifying Termination, the Participant shall be entitled to the compensation and benefits contemplated by Section 4.
3.3    Exceptions. Notwithstanding Section 3.2, a Qualifying Termination shall not include a termination of employment with the Company or its Affiliated Entities due to a sale of assets (including an Affiliated Entity) by the Company and/or its Affiliated Entities, if as of the consummation of such transaction, the Participant either (a) remains an employee of the Affiliated Entity being sold or disposed of by the Company immediately following such transaction, or (b) is employed by the acquirer of the assets of the Company and/or its Affiliated Entities being sold (in the case of an asset sale that is not the sale of an Affiliated Entity), in each case, on terms and conditions that are substantially comparable in the aggregate, including with respect to compensation, duties and work location (“Comparable Employment”), it being understood that, such employment shall be considered Comparable Employment, unless the terms applicable in connection with such transaction would constitute a basis for the Participant

CONFIDENTIAL TREATMENT REQUESTED BY CHIME FINANCIAL, INC.
PURSUANT TO 17 C.F.R. SECTION 200.83
to make a valid claim of Good Reason (as determined by the Company in its sole discretion prior to such transaction).
3.4    Release Requirement. As a condition of receiving any benefits pursuant to this Plan (other than the Accrued Obligations and Other Benefits), a Participant must execute a general release and waiver of claims in favor of the Company and its Affiliated Entities in the form provided by the Company (the “Release”) upon or following the Date of Termination, which Release must become effective (without revocation) within forty-five (45) days (or such longer period as specified in such release) following the Date of Termination (the “Release Requirement”). No payment shall be made to a Participant under this Plan unless the Participant satisfies the Release Requirement.
SECTION 4
SEPARATION BENEFITS
4.1    Severance Benefits upon a Qualifying Termination. If a Participant experiences a Qualifying Termination, the Company shall pay or provide to the Participant the following payments and benefits at the time or times set forth below, subject to Section 9:
(a)    Other than with respect to the Accrued Obligations and Other Benefits, a lump sum payment in cash, payable as soon as reasonably practicable, but in any case within forty-five (45) days following the Date of Termination (or, if later, on the first regularly scheduled payroll date following the satisfaction of the Release Requirement), equal to the aggregate of the following amounts:
(i)    the sum of (A) the Participant’s Annual Base Salary through the Date of Termination, (B) any annual incentive payment earned by the Participant for a performance period that was completed prior to the Date of Termination, (C) any accrued and unused vacation pay or other paid time off, and (D) any business expenses incurred by the Participant that are unreimbursed as of the Date of Termination, in each case, to the extent not theretofore paid (the sum of the amounts described in clauses (A), (B), (C) and (D) shall be hereinafter referred to as the “Accrued Obligations”);
(ii)    the amount equal to the product of (A) the Severance Multiple and (B) the Participant’s Annual Base Salary; and
(iii)    the amount equal to the product of (A) the COBRA Multiple and (B) the monthly cost of continued coverage under the Company’s healthcare benefit plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); provided that the Participant is not obligated to use this payment for continuation coverage COBRA and no provision of this Plan will affect the continuation coverage rules under COBRA.
Notwithstanding the foregoing, the Accrued Obligations shall be paid in cash within thirty (30) days following the Date of Termination.

CONFIDENTIAL TREATMENT REQUESTED BY CHIME FINANCIAL, INC.
PURSUANT TO 17 C.F.R. SECTION 200.83
(b)    Other Benefits. To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Participant any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and the Affiliated Entities (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
SECTION 5
NONDUPLICATION; NON-EXCLUSIVITY OF RIGHTS
5.1    Nonduplication. The payments and benefits provided under this Plan shall not be duplicative of, and (other than in the event of an Anticipatory Termination under the Change in Control Severance Plan) shall be in lieu of, any other severance payments or similar benefits provided during any notice period, pay in lieu of notice, mandated termination indemnities, or similar benefits that the Participant is separately entitled to receive from the Company or any Affiliated Entity based on any benefit plan, policy, agreement or arrangement. If a Participant’s employment is terminated because of a plant shut-down or mass layoff or other event to which the Worker Adjustment and Retraining Notification Act of 1988 or similar state law (collectively, “WARN”) applies, then the amounts of the severance payment under Sections 4.1(a)(ii) and (iii) of this Plan to which the Participant is entitled shall be reduced, dollar for dollar, by the amount of any pay provided to the Participant in lieu of the notice required by WARN.
5.2    Non-exclusivity of Rights. Subject to Section 5.1, nothing in this Plan shall prevent or limit a Participant’s continuing or future participation in any plan, agreement, program, policy or practice provided by the Company or the Affiliated Entities and for which the Participant may qualify, nor shall anything herein limit or otherwise affect such rights as a Participant may have under any other contract, agreement or term sheet with the Company or any of the Affiliated Entities, including, without limitation, the 2012 Plan and any applicable award agreement thereunder. Amounts that are vested benefits or that a Participant and/or a Participant’s dependents are otherwise entitled to receive under any plan, policy, practice, program, agreement or arrangement of the Company or any of the Affiliated Entities shall be payable in accordance with such plan, policy, practice, program, agreement or arrangement. Without limiting the generality of the foregoing, the Participant’s Qualifying Termination under this Plan shall in no way affect the Participant’s ability to be treated as retirement eligible and receive benefits under any compensation and benefits plans, programs or arrangements of the Company or the Affiliated Entities, and any Qualifying Termination shall be treated as such under this Plan, even if the Participant is also retirement eligible for purposes of any such plan.
SECTION 6
AMENDMENT AND TERMINATION
In addition to the Committee’s rights under Section 3.1 with respect to a Participant’s continued participation in this Plan, the Committee reserves the right to amend or terminate this Plan at any time, in whole or in part; provided that any termination of this Plan or amendment of this Plan that reduces the payments or benefits provided upon a Qualifying Termination shall not be effective with respect to any Participant who has experienced a Qualifying Termination prior to

CONFIDENTIAL TREATMENT REQUESTED BY CHIME FINANCIAL, INC.
PURSUANT TO 17 C.F.R. SECTION 200.83
the effective date of such amendment or termination, unless the Participant consents to such amendment or termination.
SECTION 7
PLAN ADMINISTRATION
7.1    General. The Committee is responsible for the general administration and management of this Plan (the committee acting in such capacity, the “Plan Administrator”) and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the provisions of this Plan and to determine all questions relating to eligibility for benefits under this Plan, to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate, and to make any findings of fact needed in the administration of this Plan.
7.2    Administrative Discretion. The Plan Administrator shall have the discretion to make findings of fact needed in the administration of this Plan and shall have the discretion to interpret or construe any ambiguous, unclear or implied terms in any fashion it, in its sole and reasonable discretion, deems appropriate.
7.3    Not Subject to ERISA. This Plan does not require an ongoing administrative scheme and, therefore, is intended to be a payroll practice which is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). However, if it is determined that this Plan is subject to ERISA, (i) it shall be considered to be an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (a “top-hat plan”), and (ii) it shall be administered in a manner which complies with the provisions of ERISA that are applicable to top-hat plans.
7.4    Indemnification. To the extent permitted by law, the Company shall indemnify the Plan Administrator from all claims for liability, loss, or damage (including the payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with this Plan.
SECTION 8
SUCCESSORS; ASSIGNMENT
8.1    Successors. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under this Plan. The benefits provided under this Plan shall inure to the benefit of and be enforceable by the Participants’ personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. As used in this Plan, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, written agreement or otherwise.

CONFIDENTIAL TREATMENT REQUESTED BY CHIME FINANCIAL, INC.
PURSUANT TO 17 C.F.R. SECTION 200.83
8.2    Assignment of Rights. It is a condition of this Plan, and all rights of each person eligible to receive benefits under this Plan shall be subject hereto, that no right or interest of any such person in this Plan shall be assignable or transferable in whole or in part, except by will or the laws of descent and distribution or other operation of law, including, but not by way of limitation, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.
SECTION 9
SECTION 409A OF THE CODE
9.1    General. The obligations under this Plan are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception to the maximum extent possible. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code. All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on a Participant pursuant to Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan.
9.2    Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including without limitation, where applicable, the requirement that (i) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Participant’s remaining lifetime (or if longer, through the twentieth (20th) anniversary of the Effective Date); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of eligible fees and expenses shall be made no later than the last day of the calendar year following the year in which the applicable fees and expenses were incurred; provided that the Participant shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
9.3    Delay of Payments. Notwithstanding anything to the contrary in this Plan, if a Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any payment or benefit that constitutes nonqualified deferred

CONFIDENTIAL TREATMENT REQUESTED BY CHIME FINANCIAL, INC.
PURSUANT TO 17 C.F.R. SECTION 200.83
compensation within the meaning of Section 409A of the Code that is otherwise due to be paid to such Participant under this Plan during the six (6)-month period immediately following such Participant’s separation from service (as determined in accordance with Section 409A of the Code) on account of such Participant’s separation from service shall be accumulated and paid to such Participant with interest (based on the rate in effect for the month in which the Participant’s separation from service occurs) on the first (1st) business day of the seventh (7th) month following the Participant’s separation from service (the “Delayed Payment Date”), to the extent necessary to avoid penalty taxes or accelerated taxation pursuant to Section 409A of the Code. If such Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his or her estate on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of such Participant’s death.
SECTION 10
MISCELLANEOUS
10.1    Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal laws of the State of Delaware will control the interpretation and construction of this Plan, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.
10.2    Withholding. The Company or its Affiliated Entities may withhold from any amount payable or benefit provided under this Plan such federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.
10.3    Funding. The Company or its Affiliated Entities shall pay benefits from its general assets. No specific amount shall be set aside in advance for this purpose. Participants shall be unsecured general creditors of the Company or its Affiliated Entities for purposes of benefits due hereunder.
10.4    No Mitigation; No Offset. In no event shall a Participant be obligated to take any action by way of mitigation of the amounts payable to such Participant under any of the provisions of this Plan and, other than as explicitly stated herein, amounts payable or to be provided under this Plan shall not be offset by amounts earned from another employer or otherwise.
10.5    Plan Controls. In the event of any inconsistency between this Plan document and any other communication regarding this Plan, this Plan document controls. The captions in this Plan are not part of the provisions hereof and shall have no force or effect.
10.6    Not an Employment Contract. Neither this Plan nor any action taken with respect to it shall confer upon any person the right to continued employment with the Company.

CONFIDENTIAL TREATMENT REQUESTED BY CHIME FINANCIAL, INC.
PURSUANT TO 17 C.F.R. SECTION 200.83
10.7    Notices.
(a)    Any notice required to be delivered to the Company by a Participant hereunder shall be given by electronic mail, addressed as follows:
Chime Financial, Inc.
Attention: General Counsel
Email: [***]
(b)    Any notice required to be delivered to the Participant by the Company hereunder shall be given by electronic mail, hand delivery to the Participant or by registered or certified mail, return receipt requested, postage prepaid, to the most recent electronic mail or physical address on file with the Company.
(c)    All notices shall be deemed given and effective if delivered personally, by e-mail transmission (provided no “error” message or other notification of non-delivery is generated), by registered or certified mail (return receipt requested) or by an express courier (with confirmation) to the parties at the addresses above.
10.8    Severability. If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of this Plan, and this Plan shall be construed and enforced as if such provision had not been included in this Plan.
10.9    Other Employee Benefit Plans. The provisions of this Plan shall be construed and applied independently of any other benefit plan the Company or its Affiliated Entities may provide to its employees. Benefits received under this Plan shall not be counted as wages or compensation for pension or other retirement benefits of the Company or its Affiliated Entities.
10.10    Headings. The Section headings contained herein are for convenience of reference only, and shall not be construed as defining or limiting the matter contained thereunder.

CONFIDENTIAL TREATMENT REQUESTED BY CHIME FINANCIAL, INC.
PURSUANT TO 17 C.F.R. SECTION 200.83
Annex A

Tier	Severance Multiple	COBRA Multiple
I	1.0	12
II	0.5	6
III	0.25	3

CONFIDENTIAL TREATMENT REQUESTED BY CHIME FINANCIAL, INC.
PURSUANT TO 17 C.F.R. SECTION 200.83
Exhibit A
Chime Financial, Inc.
Designation of Officer Severance Plan Participation
The Participant identified below has been selected to participate in the Chime Financial, Inc. Officer Severance Plan (the “Plan”), at the Tier level noted below. A copy of the Plan is attached.

By electronically accepting this designation, which is a condition to the Participant’s participation in the Plan, the Participant acknowledges and agrees that (i) the Participant’s entitlement to benefits under the Plan is subject to the terms and conditions of the Plan as in effect from time to time, and (ii) the Plan governs the Participant’s rights to payments and benefits upon a termination of employment (other than a termination of employment covered under the Chime Financial, Inc. Change in Control Severance Plan, as in effect from time to time).

Chime Financial, Inc.

By:________________________

Title:_______________________

Date:_______________________

Name of Participant:

____________________________

Tier: ______

Electronic receipt acknowledged and accepted:

____________________________
[Insert Name of Participant]